Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES Jay Field Status Update
LL&E ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
     AUSTIN, TEXAS (February 9, 2009) — On February 5, 2009 LL&E Royalty Trust (NYSE: LRT) received a letter from Quantum Resources Management LLC addressed to all Jay Field royalty interest owners stating that Quantum had temporarily suspended production from the Jay Field on December 22, 2008. The letter states that Quantum’s decision to suspend production resulted from the dramatic decline in oil prices coupled with high operating expenses.
     The letter from Quantum notes that as operator of the Jay Field, Quantum is facing three major issues: declining production, increased costs, and significantly lower oil prices. The letter also states that Quantum’s long term goal for the Jay Field is to economically produce the maximum amount of reserves, and notes that when Quantum temporarily suspended production, it maintained the capability to reestablish production at a future date. Quantum noted that to produce and sell the oil, it needs a combination of higher product prices and lower costs, and further noted that it is analyzing alternative production scenarios that might result in improved economics. Quantum also informed royalty interest owners that Quantum is analyzing all options to reduce operational costs in the Jay Field, and that, if its efforts are successful, Quantum expects to be able to reestablish production from the field. While production from the field is temporarily suspended, Quantum will continue to conduct Unit Operations in the Jay Field in accordance with the Unit Agreement.
     During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007 and will sell its assets. However, as announced by the Trustee on October 22, 2008, the Trustee has determined that, in light of current market conditions, it is in the best interests of the Unitholders to postpone the sale of the Trust’s assets. The Trustee will review market conditions frequently, and intends to recommence the marketing process as soon as practicable.
     This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to estimates of the length of the postponement of the sale of the Trust’s assets, actions Quantum may take and the effects of those actions, and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(800) 852-1422
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